Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

GigOptix, Inc.

of

Up to $2,000,000 in Value of Shares of Its Common Stock

At a Purchase Price Not Greater than $3.10

Nor Less than $2.85 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 24, 2012, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).

March 28, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 28, 2012 (the “Offer to Purchase”), and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by GigOptix, Inc., a Delaware corporation (“GigOptix”), to purchase for cash up to $2.0 million in value shares of its common stock, par value $0.001 per share (the “Shares”), at a price not greater than $3.10 nor less than $2.85 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

GigOptix will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. GigOptix will select the lowest purchase price, not greater than $3.10 nor less than $2.85 per Share, that will allow it to purchase $2.0 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. If, based on the Final Purchase Price (defined below), Shares having an aggregate value of less than $2.0 million are properly tendered and not properly withdrawn, GigOptix will buy all Shares properly tendered and not properly withdrawn, subject to the terms and conditions of the Offer. The price GigOptix will select is sometimes referred to as the “Final Purchase Price.” All Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd-lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Final Purchase Price. GigOptix reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. GigOptix reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $2.0 million, or such greater amount as GigOptix may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, GigOptix will accept the Shares to be purchased in the following order of priority: (i) from all holders of “odd-lots” of less than 100 Shares who properly tender all their Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference); (ii) from all other shareholders who properly tender Shares at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and (iii) only if necessary to permit GigOptix to purchase $2.0 million in value of Shares (or such greater amount as GigOptix may elect to pay, subject to applicable law), from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that GigOptix will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration provisions will be returned to the tendering shareholders at GigOptix’ expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

GigOptix’ directors and executive officers have advised GigOptix that they do not intend to tender their Shares in the Offer. See Section 9 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Shares at prices not greater than $3.10 nor less than $2.85 per Share, as indicated in the attached Instruction Form, net to you in cash, less applicable withholding taxes and without interest.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, April 24, 2012, unless GigOptix extends the Offer.

4.	The Offer is for up to $2.0 million in value of Shares. At the maximum Final Purchase Price of $3.10 per Share, GigOptix could purchase 645,161 Shares if the Offer is fully subscribed (representing approximately 2.99% of the Shares outstanding as of March 26, 2012). At the minimum Final Purchase Price of $2.85 per Share, GigOptix could purchase 701,754 Shares if the Offer is fully subscribed (representing approximately 3.25% of the Shares outstanding as of March 26, 2012).

5.	Tendering shareholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to GigOptix, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on GigOptix’ purchase of Shares under the Offer.

6.	If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7.	If you are an odd-lot holder and you instruct us to tender on your behalf all such Shares at or below the purchase price before the Expiration Date and check the box captioned “Odd-Lots” on the attached Instruction Form, GigOptix will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the purchase price and not properly withdrawn.

8.	If you wish to condition your tender upon the purchase of all Shares tendered or upon GigOptix’ purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. GigOptix’ purchase of Shares from all tenders that are so conditioned will be determined by random lot. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 24, 2012, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of GigOptix. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of GigOptix residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 28, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by GigOptix, Inc., a Delaware corporation (“GigOptix”), to purchase for cash up to $2.0 million in value of shares of its common stock, par value $0.001 per share (the “Shares”), at a price not greater than $3.10 nor less than $2.85 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to GigOptix the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered By You For The Account Of The  Undersigned:            Shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

1.	SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined By Shareholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by GigOptix in accordance with the terms of the Offer.

☐	The undersigned wants to maximize the chance that GigOptix will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by GigOptix in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $2.85 per Share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per Share price as low as $2.85.

2.	SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking the following box INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price designated below. The undersigned understands that this action could result in GigOptix purchasing none of the Shares tendered hereby if the purchase price determined by GigOptix for the Shares is less than the price designated below.

☐	Please print or type the price at which you would like to tender your shares:

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A SHAREHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

ODD LOTS

To be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth on the signature page hereto, and who continues to own, beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 Shares.

The undersigned either (check on box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 shares; all of which are being tendered; or

☐	is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of the Shares beneficially owned by each such person.

In addition, the undersigned is tendering Shares either (check one box):

☐	at the purchase price, as the same shall be determined by GigOptix in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share); or

☐	at the price per Share indicated above under the caption “Shares Tendered at Price Determined by Shareholder.”

CONDITIONAL TENDER

A shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of Shares indicated below is purchased by GigOptix pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering shareholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and GigOptix urges shareholders to consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased, if any are purchased, is: Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, GigOptix may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The board of directors of GigOptix has approved this Offer. However, none of GigOptix, its board of directors, Innisfree M&A Incorporated, information agent for the Offer, and American Stock Transfer & Trust Company LLC, depositary for the Offer, is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

SIGNATURE

Signature(s):

Name(s):

(PLEASE PRINT)

Taxpayer Identification or Social Security Number:

Address(es):

Phone Number (including Area Code):

Date:                     , 2012